Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-231353 and 333-205143) on Form S-8 of our reports dated February 21, 2024, with respect to the consolidated financial statements of Wingstop Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 21, 2024